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EXHIBIT 14



                       CODE OF BUSINESS CONDUCT AND ETHICS

                       INTERMAGNETICS GENERAL CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                I.  INTRODUCTION.

    INTERMAGNETICS GENERAL CORPORATION together with all of its subsidiaries (the "Company") seeks at all times to conduct its business in accordance with the highest standards of ethical conduct and in compliance with all laws, rules and regulations.

    This Code of Business Conduct and Ethics (the "Code") governs the business decisions made and actions taken by the Company's directors, officers and employees and is an expression of the Company's fundamental and core values, some of which are: (i) integrity and honesty in the Company's and its employees' dealings with customers, suppliers, co-workers, competitors, shareholders and the community; (ii) respect for individuality and personal experience and background; and (iii) support of the communities where the Company and its employees work and reside.

    These core values and the other standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for employees, officers and directors. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the employee's, officer's and director's obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with the Code and applicable laws, rules and regulations, all Company employees, officers and directors are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.

    The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of the Company's employees, officers and directors. As a result, each such individual is personally responsible and accountable for compliance with this Code. ALL REFERENCES IN THE CODE TO "EMPLOYEES" SHOULD BE UNDERSTOOD TO INCLUDE ALL EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY (INCLUDING ITS SUBSIDIARIES), UNLESS THE CONTEXT REQUIRES OTHERWISE.



                           II.  COMPLIANCE PROCEDURES.

A.   ADMINISTRATION OF CODE.

    The Board of Directors of the Company (the "Board"), or such committee or person(s) responsible for administering the Code as the Board shall establish, shall implement and oversee the administration of the Code. The Board shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility, including delegating authority to

                                       A-1

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officers and other employees and engaging advisors. Administration of the Code shall include periodic review and revisions to the Code as necessary or appropriate.


B.   COMMUNICATION OF POLICIES.

    1. Employees, Officers and Directors

             o A copy of the Code and any revisions thereto shall be supplied to all employees, officers and directors.

             o A copy of the Code is available to all employees, officers and directors by request from the human resources department or via the Company's intranet at http://intermagnet/. Each new employee, officer or director shall receive a copy of the Code upon their employ.

             o The Company requires all employees, including new employees, directors and officers to complete, sign and return an Acknowledgment Form. This form states that he or she has received a copy of the Code, has read and understands the Code. Adherence to these requirements is a condition of employment (both beginning and continuing).

             o Periodically, the Company's management may conduct training sessions on the Company's ethical and business guidelines for new and/or continuing employees, officers and/or directors.


C.  MONITORING COMPLIANCE.

    The Company's management, under the supervision of the Board, shall take reasonable steps to monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of the Code. The Company's management shall periodically report to the Board or a committee thereof on these compliance efforts including, without limitation, regular reporting of alleged violations of the Code and the actions taken with respect to such violation.


D.  REPORTING CONCERNS/RECEIVING ADVICE.

    1. Communication Channels.

             o Every employee is required to act proactively by asking questions, seeking guidance and reporting any suspected violations with respect to compliance with the Code, other policies and procedures of the Company, or any government law, rule or regulation. IF ANY EMPLOYEE BELIEVES THAT ACTIONS HAVE TAKEN PLACE, MAY BE TAKING PLACE, OR MAY BE ABOUT TO TAKE PLACE THAT VIOLATE OR WOULD VIOLATE THE CODE, THEY ARE OBLIGATED TO BRING THE MATTER TO THE ATTENTION OF THE COMPANY.

             o The best starting point for an employee seeking advice on ethics-related issues or reporting potential violations is his or her manager or supervisor. However, if the conduct in question involves his or her manager or supervisor, or if the employee has reported it to his or her manager or supervisor and does not

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                 believe that he or she has dealt with it properly, or if the employee does not feel that he or she can discuss the matter with his or her manager or supervisor, the employee may raise the matter with the next level of management, the Human Resources Department or the Legal Department.

             o In the case of accounting, internal accounting controls or auditing matters, any concerns or questions about violations with respect to such matters that are not resolved to the employee's satisfaction through the channels set forth above should be directed to the Audit Committee of the Board. Reporting of potential violations may be done anonymously by contacting the Legal Department or via the employee feedback line (the "Report Line") at 1-888-823-2885. The Company must notify the Audit Committee of the Board of any complaints it receives that involve accounting, internal accounting controls or auditing matters.

             o In reviewing a report received from an employee, a manager or supervisor or the Human Resources Department should consider whether the report involves a potential violation of the Code; if so, he or she must report it immediately to the Company's legal department, who will have primary responsibility for enforcement of the Code, subject to the supervision of the Board of Directors or a committee thereof, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

             o Any employee may communicate with the Company anonymously by any of the following methods:

                     o In writing, addressed to the Legal Department, either by facsimile to 518-783-2602 or by U.S. mail to Intermagnetics General Corporation, 450 Old Niskayuna Road, Latham, NY 12110; or

                     o   By e-mail to soxreporter@igc.com; or

                     o   By phoning the Report Line at 1-888-823-2885.

             o Employees must not use this compliance program in bad faith, or frivolous manner. Further, employees should not use the Report Line to report personnel grievances not involving the Code or other ethics-related issues.

    2.  Confidentiality; Retaliation.

             o When reporting conduct suspected of violating the Code, the Company prefers that employees identify themselves in order to facilitate the Company's ability to take appropriate steps to address the report, including conducting any appropriate investigation. If an employee wishes to remain anonymous, he or she may do so, but this could impair the Company's ability to adequately investigate the complaint. When an individual comes forward with a complaint the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is

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                 made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to look into, investigate and evaluate the matter(s) set forth in the anonymous report.

             o Any employee involved in any capacity in an investigation of a possible violation of the Code must not discuss or disclose any information to anyone not involved in conducting the investigation unless required by applicable law, rule or regulation or by any applicable legal proceeding or when seeking their own legal advice if necessary.

             o The Company expressly forbids any retaliation against any employee for reporting suspected misconduct under this Code. Any person who participates in any retaliation is subject to disciplinary action, up to and including termination.


E.  INVESTIGATING VIOLATIONS.

    If the Company receives information regarding an alleged violation of the Code, the authorized person(s) investigating the alleged violations shall, as appropriate:

       o     evaluate such information as to gravity and credibility;

       o initiate an informal inquiry or a formal investigation with respect thereto;

       o prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

       o make the results of such inquiry or investigation available to the Company's legal department for action (including, if appropriate, disciplinary action); and

       o note in the report any changes in the Code necessary or desirable to prevent further similar violations or to appropriately address any areas of ambiguity, confusion or omission in the Code.

    The Board of Directors or a committee thereof shall periodically receive a list of all such alleged violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of the Code.


F.  DISCIPLINARY ACTIONS.

    Failure to comply with the Code or related ethical policies of the Company will be subject to appropriate disciplinary action as determined by the Company, subject to the supervision of the Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

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    Disciplinary measures include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or service to the Company and restitution.

    Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the violation such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who are aware of a violation but fail to report it, (iii) persons who were asked to provide information regarding a violation, but withheld material information regarding the violation, and (iv) managers or supervisors who approve or condone the violations or attempt to retaliate against employees for reporting violations or violators.


G.  WAIVERS AND AMENDMENTS.

    No waiver of any provisions of the Code as applied to officers, members of the Company's finance department or directors of the Company shall be effective unless first approved by the Board, or a committee thereof, and promptly disclosed to the Company's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be. Any waivers of the Code for other employees may only be made with the approval of the most senior officer of the employee's business sector (or the chief executive officer in the case of corporate employees) and the Company's legal department. All waivers and amendments to the Code must be approved by the Board, or a committee thereof, and must be promptly disclosed to the Company's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.



                           III. STANDARDS OF CONDUCT.

A.  CONFLICTS OF INTEREST.

    The Company recognizes and respects the right of its employees to engage in outside activities which they may deem proper and desirable, provided that employees fulfill their obligations to act in the best interests of the Company and to avoid situations that present a potential or actual conflict between their interests and the Company's interests.

    A "conflict of interest" occurs when a person's private interest interferes in any way with the interests of the Company as a whole. Conflicts of interest may arise in many situations. They can arise when an employee takes an action or has an interest that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Company. They may also occur when an employee or his or her family members receive some improper personal benefit as a result of his or her position in the Company. Each individual's situation is different and in evaluating his or her own situation, an employee will have to consider many factors.

     Some of the most common situations that could present a conflict of interest are as follows:

       o ownership of, a significant interest in, or a significant indebtedness to or from, any entity that is a competitor of the Company or that does business with the Company;

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       o     serving in any capacity for an entity that does business with the
             Company or is a competitor of the Company;

       o marketing or selling products or services in competition with the Company's products or services, or otherwise competing with the Company;

       o exerting (or attempting or appearing to exert) influence to obtain special treatment for a particular supplier, vendor or contractor, with or without receiving some actual or potential benefit from such supplier, lender or contractor;

       o soliciting, accepting or giving any gift in violation of the Company's gift policy described below under "Fair Dealing";

       o engaging in any business transaction on behalf of the Company with an immediate family member, or with a firm of which that immediate family member is a principal, officer, representative or substantial owner;

       o hiring friends or relatives, unless such friends or relatives will work in a different department and are hired with the consent of the appropriate members of management or, if involving a member of management, the Board or a committee thereof;

       o performing non-Company work or soliciting such work on the Company's premises or on Company time;

       o     using Company assets, property or services for personal gain; and

       o Use of Company name, facilities or relationships for charitable work or pro bono purposes can be made with prior approval from senior management, and only after other notification and approvals in accordance with policy.

    For purposes of this Code, an "immediate family member" includes a person's spouse, parents, children (whether natural or adopted), siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

    If there are any questions as to whether or not a specific act or situation represents, or appears to represent, a conflict of interest, an employee should consult their manager or supervisor. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Company's legal department, which shall notify the Board as it deems appropriate. Conflicts of interest involving the Company's legal department must be disclosed directly to the Board.


B.  USING INSIDE INFORMATION AND INSIDER TRADING.

    In the course of employment with the Company, an employee may become aware of information about the Company or other companies that has not been made public. Employees are prohibited from using such non-public information (e.g., trading in the Company's or another company's securities) or disclosing such nonpublic information to any person outside the Company. Employees are required to familiarize themselves and comply with the Company's policy against insider trading, copies of which are distributed to all employees and are available

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from the Company's web page or human resources department. In addition, those employees, officers and directors of the Company bound by any specific Company procedures with respect to transactions in the Company's securities must familiarize themselves and comply with the procedures, copies of which are available from the Company's legal department. If an employee has any questions concerning what he or she can or cannot do in this area, he or she should consult with the Legal department.


C.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

    The Company is committed to conducting its business with honesty and integrity and in compliance with all applicable laws, rules and regulations. No employee shall engage in any unlawful or unethical activity, or instruct others to do so, for any reason. As an employee conducts the Company's business, he or she may encounter a variety of legal issues. If employees have questions on specific laws, rules or regulations they should contact the Company's legal department.

    The following is a summary of some of the laws, rules and regulations that affect the Company's business and with respect to which all employee actions should comply:

    1. Antitrust and Competition Laws.

             o It is the Company's policy to comply with all laws governing competition (including antitrust, monopoly, fair trade or cartel laws) applicable to it.

    2. Environmental Laws.

             o It is the Company's policy to comply with all applicable federal, state and local environmental protection laws. Each employee shall report any violation of an environmental law, or any action that may appear to conceal such a violation, immediately to his or her manager or supervisor.

    3. Health and Safety Laws.

             o It is the Company's policy to maintain a safe and healthy work environment. Each employee shall take reasonable steps to comply with all applicable federal, state and local health and safety laws, rules and regulations and must report any health or safety problem observed in or arising during the conduct of his or her responsibilities to his or her appropriate manager or supervisor.

    4. Political Activities.

             o The Company and its employees in the conduct of their responsibilities will not illegally contribute to or make expenditures on behalf of any candidate for elective office, political party or political committee, including by means of any corporate funds, services or goods, as well as by means of employees' chargeable work time. The Company and its employees in the conduct of their responsibilities shall ensure that all of their respective political activities are compliant with appropriate laws, rules and regulations.

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    5. Illegal Payments.

             o No employee is authorized to pay any bribe or make any other illegal payment on behalf of the Company. No employee is authorized to make any payment to consultants, agents or other intermediaries when he or she has reason to believe some part of the payment will be used to influence governmental or private action. This policy does not prohibit expenditures of amounts for meals and entertainment of suppliers and customers that are otherwise permitted under the Company's gift policies described herein under "Fair Dealing."

    6. Acquiring Information.

             o No employee is authorized to use improper means to acquire a competitor's trade secrets or other confidential information. Illegal practices include trespassing, burglary, wiretapping, bribery and stealing. Improper solicitation of confidential data from a competitor's employees or from the Company's customers is also prohibited.

    7. Shareholder Communications.

             o It is the Company's policy to comply with all laws, rules and regulations governing the public disclosure of business information, including without limitation the requirements of Regulation FD which address the selective disclosure of material non-public information. Additional information regarding public disclosures by the Company are addressed under
                 Section III.G and Section III.I.3 below.

    8. Import/Export Controls.

             o It is the Company's policy to comply with import/export laws applicable to it and its business and products. Each employee involved with the sale or shipment of products across international borders is expected to understand and comply with the import/export control restrictions of all relevant countries.

    9. Antiboycotting Laws.

             o U.S. law prohibits the Company and its subsidiaries and affiliates and their agents from complying with or supporting a foreign country's boycott of a country which is "friendly" to the United States. The Company is also required to report promptly to the U.S. government any request to support a boycott or to furnish information concerning a boycott. If an employee hears of a boycott or receives a request to support a boycott or to provide information related to a boycott, he or she should contact the Company's legal department.

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    10. Government Contracts and Relationships.

             o Company employees are required to comply with all laws, rules and regulations relating to government contracts in all countries where the Company does business, including the Foreign Corrupt Practices Act (which is discussed in more detail under "Fair Dealing" below), and to cooperate fully with investigators and auditors who require information in connection with such contracts.

    11. Public Sector Procurement.

             o Employees are expected to understand and adhere to all applicable public sector procurement laws, rules and regulations. During the course of a public sector procurement, employees should not try to improperly influence the decisions of the customer or obtain restricted information about the procurement. Additionally, employees should immediately report to the Company any actual or possible violation of a public sector procurement law or regulation of which they become aware.


D.  PROTECTION AND PROPER USE OF COMPANY ASSETS; CORPORATE OPPORTUNITIES.

    Employees are required to protect the Company's assets entrusted to them and to protect the Company's assets in general. Employees shall also take steps to ensure that Company assets are used only for legitimate business purposes consistent with the Company's guidelines. Loss, theft and misuse of Company assets have a direct impact on the Company's profitability.

    Each employee is further prohibited from (i) diverting to himself or herself or to others any opportunities that are discovered through the use of Company property or information or his or her position, (ii) using Company property or information or his or her position for personal gain, or (iii) competing with the Company (as discussed more fully above under "Conflicts of Interest"). Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

    Any questions concerning the protection and proper use of Company assets or regarding corporate opportunity matters should be directed to the appropriate manager or supervisor

    The following highlights the responsibilities of employees with respect to certain of the Company's assets:

       o employees are expected to be alert to and report to their manager or supervisor any incidents that could lead to the loss, theft or misuse of Company property;

       o all physical assets, such as equipment, facilities, supplies and inventories, are to be used solely for Company purposes;

       o employees who receive or disburse money shall follow established procedures to ensure the proper use and recording of funds;

       o employees shall not use or allow anyone else to use the Company's name in any outside capacity without proper authorization; and

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       o     employees shall take reasonable steps to protect the intellectual property of the Company, in accordance with applicable Company policies.


E.  CONFIDENTIALITY AND PROPRIETARY INFORMATION.

    Confidential proprietary information generated and gathered in the Company's business plays a vital role in the Company's business, prospects and ability to compete. Employees are required not to disclose or distribute such confidential proprietary information, except when disclosure is authorized by the Company or required by law or other regulations, and shall use such information solely for legitimate Company purposes. Upon leaving the Company, employees must return all property including but not limited to proprietary information in their possession. For more detailed description of Confidential and Proprietary Information please refer to the Company's Confidential and Proprietary Information policy. Each employee has signed an Acknowledgment stating that they have read and understand this Policy.


F.  FAIR DEALING.

    Employees should act fairly, honestly, ethically and in accordance with applicable law in all business dealings on behalf of the Company, including in all dealings with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of another person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Whenever the ethical or legal requirements of a situation are unclear, employees should contact their manager or supervisor.

    Occasional business gifts to or from, and entertainment of or by, individual non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given or accepted infrequently and their value should be modest. Gifts or entertainment in any form that could influence or could reasonably give the appearance of influencing the employee's judgment or actions in the conduct of the Company's business should not be offered or accepted. If an employee is offered a gift which he or she cannot accept in accordance with the foregoing, or if such a gift arrives at his or her home or office, such employee should inform his or her manager or supervisor immediately. Appropriate arrangements will be made to return or dispose of what has been received.

    One area that is of concern to the Company relates to investment bankers and research analysts and their relationships or dealings with the Company and its employees, officers and directors. Relationships or transactions with investment bankers and research analysts that are prohibited by applicable law or by the rules and regulations of the stock exchange or system on which the Company's securities are listed or quoted, as applicable, should not be permitted to occur. Further, the Company's employees, officers and directors shall not give or receive gifts or other favorable items of value to or from any such investment banker or research analyst

    Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Company.

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    The Foreign Corrupt Practices Act ("FCPA") prohibits giving anything of value directly or indirectly to any "foreign official" for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact your manager or supervisor before taking any action.


G.  QUALITY OF PUBLIC DISCLOSURES.

    The Company is committed to providing its shareholders with full and accurate information, in all material respects, about the Company's financial condition and results of operations in accordance with the securities laws of the United States and, if applicable, other foreign jurisdictions. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission include full, fair, accurate, timely and understandable disclosure in accordance with the securities laws of the United States and, if applicable, other foreign jurisdiction. The Company's senior management shall be primarily responsible for monitoring such public disclosure.


H.  WORK ENVIRONMENT.

    1. Discrimination and Harassment.

             o The Company seeks to maintain a healthy, safe and productive work environment which is free from discrimination or harassment based on race, color, religion, sex, sexual orientation, age, national origin, disability, or other factors that are unrelated to the Company's legitimate business interests. Accordingly, conduct involving discrimination or harassment of others will not be tolerated. Employees are required to comply with the company's policy on equal opportunity, non-discrimination and fair employment, copies of which are distributed to employees and are available from the Company's human resources department upon request or via the Company's web page. The Company also provides periodic training to promote compliance with regulations and company policy.

    2. Substance Abuse.

             o Employees should not be on Company premises or in the Company work environment if they are under the influence of or affected by illegal drugs, controlled substances used for nonmedical purposes or alcoholic beverages. Consumption of alcoholic beverages on Company premises is only permitted, with prior management approval, for Company-sponsored events. All employees are required to comply with the Company's policy on drug and alcohol use, copies of which are distributed to employees and are available from the Company's human resources department upon request.

    3. Environment, Health and Safety.

             o The Company and all employees shall strive to create a safe and healthy work environment and to avoid adverse impact and injury to the environment and communities in which the Company conducts its business. In furtherance of this objective, the Company and all employees shall seek to comply with all applicable environmental and workplace health and safety laws and

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                 regulations (as discussed under "Compliance with Laws, Rules and Regulations").

    4. Firearms.

             o The Company makes every effort to create a safe work environment. As a result, any employee found to be carrying firearms, ammunition or other dangerous weapons and/or explosives will result in disciplinary action up to and including termination.


I.  OUTSIDE ACTIVITIES.

    Employees should generally avoid any outside activity that reduces the employee's productivity, causes frequent absences and/or tardiness or generally interferes with the employee's work performance. If such interference occurs, the employee may be reprimanded or even discharged.

    1. Political Involvement.

             o Employees may spend their own time and funds supporting political candidates and issues, running for public office or serving as an elected official, but they will not be reimbursed by the Company in any way for such time or their funds used for such political activities. Employees are also expected to ensure that their personal political contributions and activities are in compliance with applicable law.

             o Unless properly authorized, employees may not make any political contribution as a representative of the Company. Employees must obtain the prior approval of the Company to lobby or authorize anyone else to lobby on the Company's behalf.

    2. Public Service.

             o The Company encourages employees to be active in the civic life of their communities. However, when such service places an employee in a situation that poses a conflict of interest with the interests of the Company, such employee should consult with their manager or supervisor and should disclose his or her association with the Company to such civic organization or other entity.

    3. Public Speaking and Media Relations.

              o In all of the Company's dealings with the press and other media, the Company's Investor Relations department shall be the sole contact. Any requests from the media must be referred to Investor Relations. In speaking on public issues generally, employees shall speak only for themselves and shall not imply or give the appearance that they are speaking on the Company's behalf, unless properly authorized to do so by the Company.

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                                 ACKNOWLEDGMENT

    I acknowledge that I have reviewed and understand the Company's Code of Conduct and Ethics (the "Code") and agree to abide by the provisions of the Code.



Signature



Name (Printed or typed)



Position



Date